SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: May 2, 2007
(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.

(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

New Brunswick Technology Center
100 Jersey Avenue, Building B, Suite 310
New Brunswick, New Jersey 08901-3279
(Address of Principal Executive Offices)
(732) 247-3300
Registrant’s telephone number including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

UPS Capital Business Credit Loan. On May 2, 2007 Xechem International, Inc. (the “Company”) delivered to UPS Capital Business Credit, a US bank and trust company (“UPS Capital”) the documentation and local (Nigerian) bank guarantees necessary for the closing and funding of the up to $9,388,981 credit facility to be provided to Xechem Pharmaceuticals Nigeria, Limited (“Xechem Nigeria”), as evidenced by a Term Credit Agreement. The actual closing of the transaction is contingent upon Xechem Nigeria delivering the 15% equity component necessary to fund the purchase of scheduled items of equipment, and Xechem Nigeria is considering its strategic options as to the proposed transaction. The following summary specifies the terms of the transaction in the event the closing is consummated.

The Term Credit Agreement is dated as of April 18, 2007, but will not be effective until the closing referenced above. Draws are permitted under the facility for up to $8,538,542, either directly or with respect to letters of credit, for financial consulting services and the purchase of equipment with at least 50% US content, to be used in the construction and equipping of Xechem Nigeria’s production facility in Abuja, Nigeria, designed for the production of NICOSAN™ (NIPRISAN), a product proven effective in the treatment of sickle cell disease. The balance of the funds from the Term Credit Agreement will be used to pay the $850,439 exposure fee to the US Export-Import Bank (“Ex-Im Bank”) for the provision of a guarantee to UPS Capital to support the loan. In turn, UPS Capital was provided joint and several guarantees by two local Nigerian banks, Diamond Bank, PLC and Platinum Habib Bank, PLC (“PHB Bank”), which local bank guarantees were supported by personal guarantees of Dr. Ramesh Pandey as to PHB Bank and by Dr. Soji Adelaja and Isaac Inyang, as to Diamond Bank.

The Term Credit Agreement is evidenced by a promissory note (“Note”), which permits draws of up to the maximum amount available under the facility, calls for the payment of principal in 10 equal semiannual installments of 10% of amount drawn under the facility, commencing on September 25, 2007, and continuing on March 25, 2008 and the next 8 semiannual periods thereafter. The Note bears interest at LIBOR plus 2.75% and calls for payment of “Special LIBOR” in the event of a claim by the Ex-Im Bank against UPS under its April 3, 2001 Master Guarantee Agreement (which would be a rate specified as the “S Libor BBA Fixing - Interbank Fixing” rate as quoted in the Financial Times). Draws are permitted under the Term Credit Agreement through July 25, 2007. Xechem Nigeria is required to include a “Cash Payment” of 15% of the amount of each item for which a draw request is made. Prepayment is permitted without penalty, provided no less that $938,893.10 is paid on each prepayment date.

An additional fee of 0.125% per annum is payable with respect to the unused portion of the facility, payable to Ex-Im Bank. In addition, UPS Capital is entitled to a $187,780 facility fee and a $46,945 document handling fee (both of which were paid in advance, along with certain other administrative expenses), as well as reimbursement for its Nigerian counsel ($40,000). Financial Bridge, Inc. assisted Xechem Nigeria in all aspects of the loan and assuming the funding of the loan would be entitled to a fee of up to $432,429 with respect to the project, assuming maximum draws under the facility.

In order to obtain the local Nigerian bank guarantees, which were critical to the closing of the facility, Diamond Bank required the personal guarantees of two members of the board of directors of Xechem Nigeria with local Nigerian ties, which guarantees were provided by Soji Adelaja (who also serves on the Company’s board) and Isaac Inyang (who serves only on Xechem Nigeria’s board). The Company has not finalized agreements for compensation to the guarantors for provision of their guarantees, which may include cash and/or an equity interest in Xechem Nigeria. In addition, it is anticipated that in the event of the closing of the funding of the loan, Mr. Inyang will receive a payment of $250,000 related to his prior severance and expense reimbursements, which payment was contingent on the closing of the loan fundings guaranteed by Ex-Im Bank. Diamond Bank required payment of a $40,000 commitment fee, a 0.5% per annum management fee on its share of the guaranteed amount outstanding from time to time and a 2.0% per annum exposure fee on its share of the guaranteed amount. The guarantee will be secured by a lien on the Xechem Nigeria assets.

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Dr. Pandey provided his personal guarantee to secure the PHB Bank loan. PHB Bank also required payment of a $40,000 processing fee, as well as an up front guarantee fee of 0.5% of its exposure amount (plus a like percentage each 6 months thereafter) and an up front management fee of 0.25% of its exposure amount (plus a like percentage each 6 months thereafter).

Item 9.01     Financial Statements and Exhibits

(b)     Exhibits

10.1     UPS Capital Business Credit Term Credit Agreement dated as of April 18, 2007 with Xechem Pharmaceuticals Nigeria, Limited.

10.2     $9,388,981 Promissory Note issued by Xechem Pharmaceuticals Nigeria, Limited to UPS Capital Business Credit.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xechem International, Inc.

Dated: May 8, 2007	/s/
By: Ramesh C. Pandey, PhD, CEO

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